news                                                           UNIT CORPORATION
-------------------------------------------------------------------------------
                                 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7711



                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700


For Immediate Release...
February 22, 2005



                  UNIT CORPORATION REPORTS 2004 FOURTH QUARTER
                              AND YEAR-END RESULTS


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the fourth quarter and year-end 2004. Net income and earnings per share for 2004 increased 80% to $90.3 million and 71% to $1.97, respectively, compared to 2003. Total revenue for 2004 was $519.2 million, a 72% improvement over 2003 and an all-time record. The improvement in revenue and net income was attributable to increases in the number of drilling rigs utilized and dayrates, as well as increases in the production of oil and natural gas and the price received for those commodities. Drilling rig utilization averaged 88.1 rigs operating during 2004 versus 62.9 rigs operating during 2003. Unit added 12 drilling rigs during the year, bringing its fleet to a record 100 drilling rigs. Unit's rig fleet currently stands at 102 operational rigs. Unit replaced 285% of its oil and natural gas production, achieving its goal of greater than 150% production replacement for the 21st consecutive year.
     For the fourth quarter of 2004, consolidated net income was $29.9 million, or 65 cents per diluted share, on revenues of $160.2 million. In 2003, net income for the fourth quarter was $11.8 million, or 27 cents per diluted share, on revenues of $82.6 million.

UNIT DRILLING RESULTS

     Contract drilling revenues increased 63% between the comparative fourth quarters to $87.0 million, due to an increase in dayrates and the number of drilling rigs utilized. Drilling rig rates for the fourth quarter averaged $9,529 per day, 17% higher than the comparable quarter of 2003. Contract drilling operating margins per drilling rig averaged $3,298 per day in the fourth quarter of 2004. The operating margins for the fourth quarter were favorably impacted by $150 per day for adjustments primarily associated with a reduction in accrued health insurance costs. The average drilling rig utilization was 95.0 rigs in the fourth quarter of 2004, up 36% from 2003's fourth quarter. During 2004, Unit increased its drilling rig fleet by 12 rigs, bringing the total fleet to 100 drilling rigs. Currently, Unit has 102 operational rigs, all of which are contracted and 100 are operating.
     Between the comparative years, contract drilling revenues increased 63% in 2004 to $298.2 million, while drilling rig utilization increased to an average of 88.1 rigs operating during 2004, compared to 62.9 rigs operating during 2003. Contract drilling operating margins increased to 29%, compared to 24% during 2003.


UNIT PETROLEUM RESULTS

     Fourth quarter production for Unit's oil and natural gas operations was 281,000 barrels of oil and 7,294 million cubic feet (MMcf) of natural gas, a 39% equivalent Mcf increase from the fourth quarter of 2003. Revenues for the fourth quarter were $54.3 million or 87% higher than 2003's fourth quarter. The increase in revenue was due to higher oil and natural gas prices and production.
     Unit's 2004 oil and natural gas production was 1,048,000 barrels of oil and 27,149 MMcf of natural gas, a 41% equivalent Mcf increase over 2003's production. Excluding production associated with the PetroCorp acquisition, equivalent Mcf production for 2004 increased 17%. 2004 oil and natural gas revenues were $185.0 million, a 59% improvement over 2003.
     Average natural gas prices received during the fourth quarter of 2004 increased 35% to $5.95 per thousand cubic feet (Mcf) compared to $4.40 per Mcf during the fourth quarter of 2003. The average oil price received was $36.03 per barrel in the fourth quarter of 2004 compared to $26.76 per barrel in the fourth quarter of 2003, a 35% increase. For the year, the average natural gas price received increased 11% to $5.42 per Mcf compared to $4.87 per Mcf during 2003. The average oil price received was $33.20 per barrel during 2004 compared to $26.94 per barrel in 2003, a 23% increase.
     During 2004, Unit completed 168 wells, a 13% increase over the number of wells drilled during 2003. Of the 168 wells, 140 wells, or 83%, were completed as producing wells. Unit's total oil and natural gas reserves at December 31, 2004, were 346.8 billion cubic feet equivalent (Bcfe), a 22% increase over 2003. Unit replaced 285% of 2004 production, achieving for the 21st consecutive year the company's goal of replacing at least 150% of production with new oil and natural gas reserves. Unit's three-year average finding cost was $1.99 per Mcfe.

SUPERIOR PIPELINE RESULTS

     On July 29, 2004, Unit purchased the 60% of Superior Pipeline Company LLC that it did not already own for $19.8 million. The operations of Superior Pipeline and Unit's previously existing gas gathering activities are reflected in the gas gathering and processing segment. Prior to this acquisition, Unit's 40% interest in the operations of Superior Pipeline was shown as equity in earnings of unconsolidated investments.
     Superior Pipeline is a mid-stream company engaged primarily in the gathering, processing and treating of natural gas. The company owns one natural gas treatment plant, two processing plants, 12 active gathering systems and 400 miles of pipeline.
     For the fourth quarter of 2004, Superior Pipeline gathered 47,778 MMBtu's of natural gas per day and processed 31,980 MMBtu's per day.


MANAGEMENT COMMENTS

     "2004 was a year of growth for Unit as we responded to favorable industry conditions during the year," said John Nikkel, Chairman and Chief Executive Officer. "The year was marked by three significant transactions with the acquisitions of PetroCorp Incorporated, Sauer Drilling Company, and the outstanding interest of Superior Pipeline Company LLC."
     "Unit increased its drilling rig fleet by 12 rigs during 2004, primarily by the acquisition of 9 rigs with the purchase of Sauer Drilling Company in August. During January 2005, Unit placed into service its 101st rig, which had previously been under construction. Also in January 2005, Unit closed its acquisition of a subsidiary of Strata Drilling LLC, by which Unit acquired two drilling rigs, its 102nd and 103rd rigs, as well as spare parts, inventory, drill pipe and other major components. The 103rd rig requires refurbishment, but should be fully operational within 90 days. Unit also has an additional rig under construction which is committed to a customer and is expected to be operational by the third quarter."
     "Within our exploration and production operations, we completed our acquisition of PetroCorp Inc., on January 30, 2004 and benefited from those operations the remainder of the year. With the inclusion of PetroCorp's oil and natural gas reserves, Unit's total oil and natural gas reserve base at December 31, 2004 consisted of 8.6 million barrels of oil and 295.4 Bcf of natural gas, a 22% equivalent increase in total reserves over 2003. We plan to drill aggressively during 2005, with a goal of drilling 220 to 230 wells. Our acquisition, exploration and development drilling capital expenditure budget for 2005 is $125 million, an increase of 25% over 2004, excluding acquisitions."
     "Long-term debt has increased to $95.5 million due to strong acquisition activity during the year, leaving us with a conservative 14% debt to capitalization ratio."

WEBCAST

     Unit will webcast its fourth quarter and year-end earnings conference call live over the Internet on February 22, 2005 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

                     ---------------------------------------

     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the pending acquisitions, the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
               (In thousands except per share and operations data)

                                       Three Months Ended         Year Ended
                                           December 31,          December 31,
                                         2004       2003       2004       2003
-------------------------------------------------------------------------------
Statement of Income:
  Revenues:
      Contract drilling              $  86,993  $  53,307  $ 298,204  $ 183,146
      Oil and natural gas               54,299     29,088    185,017    116,609
      Gas gathering and processing      18,155         40     29,717        606
      Other                                768        184      6,265      1,016
                                     ---------- ---------- ---------- ----------
              Total revenues           160,215     82,619    519,203    301,377
                                     ---------- ---------- ---------- ----------
  Expenses:
      Contract drilling:
          Operating costs               58,176     41,657    210,912    138,762
          Depreciation and
            amortization                 9,538      6,533     33,659     23,644
      Oil and natural gas:
          Operating costs               11,432      6,298     41,303     24,953
          Depreciation, depletion
            and amortization            13,489      7,879     47,517     27,343
      Gas gathering and processing:
          Operating costs               16,503         42     27,018        349
          Depreciation and
            amortization                   493         51        982        176
      General and administrative         3,032      2,456     11,987      9,222
      Interest expense                     944        153      2,695        693
                                     ---------- ---------- ---------- ----------
              Total expenses           113,607     65,069    376,073    225,142
                                     ---------- ---------- ---------- ----------
Income Before Income Taxes              46,608     17,550    143,130     76,235
                                     ---------- ---------- ---------- ----------
Income Tax Expense:
    Current                              1,269       (456)     4,866        ---
    Deferred                            15,405      6,468     48,592     28,324
                                     ---------- ---------- ---------- ----------
              Total income taxes        16,674      6,012     53,458     28,324
                                     ---------- ---------- ---------- ----------
Equity in Earnings of Unconsolidated
  Investments Net of Income Tax            ---        213        603        953
                                     ---------- ---------- ---------- ----------

Income Before Change in Accounting
  Principle                             29,934     11,751     90,275     48,864
Cumulative Effect of Change in
  Accounting Principle                     ---        ---        ---      1,325
                                     ---------- ---------- ---------- ----------
Net Income                           $  29,934  $  11,751  $  90,275  $  50,189
                                     ========== ========== ========== ==========
Income Before Change in Accounting
  Principle Per Common Share:
    Basic                            $     .65  $     .27  $    1.98  $    1.12
    Diluted                          $     .65  $     .27  $    1.97  $    1.12
Net Income Per Common Share:
    Basic                            $     .65  $     .27  $    1.98  $    1.15
    Diluted                          $     .65  $     .27  $    1.97  $    1.15
Weighted Average Common Shares
  Outstanding:
    Basic                               45,740     43,950     45,717     43,616
    Diluted                             46,011     44,116     45,936     43,773

                                                    December 31,   December 31,
                                                         2004           2003
-------------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                                  $   118,601    $    72,742
    Total assets                                    $ 1,023,136    $   712,925
    Current liabilities                             $    77,176    $    51,811
    Long-term debt                                  $    95,500    $       400
    Other long-term liabilities                     $    37,725    $    17,893
    Deferred income taxes                           $   204,466    $   127,053
    Shareholders' equity                            $   608,269    $   515,768


                                                            Year Ended
                                                            December 31,
                                                        2004           2003
-------------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations before Changes
      in Working Capital (1)                        $   219,683    $   129,830
    Net Change in Working Capital                       (16,473)        (8,118)
                                                    ------------   ------------
    Net Cash Provided by Operating Activities       $   203,210    $   121,712
                                                    ============   ============
    Net Cash Used in Investing Activities           $  (301,972)   $  (132,099)
    Net Cash Provided by Financing Activities       $    98,829    $    10,488

                                         Three Months Ended      Year Ended
                                             December 31,       December 31,
                                           2004      2003      2004      2003
-------------------------------------------------------------------------------
Contract Drilling Operations Data:

    Rigs Utilized                           95.0      69.8      88.1      62.9
    Operating Margins (2)                    33%       22%       29%       24%
    Operating Profit Before
      Depreciation (2) ($MM)            $   28.8  $   11.7  $   87.3  $   44.4

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                          281       144     1,048       516
        Natural Gas - MMcf                 7,294     5,606    27,149    20,648
    Average Prices
        Oil -- Bbl                      $  36.03  $  26.76  $  33.20  $  26.94
        Natural Gas - Mcf               $   5.95  $   4.40  $   5.42  $   4.87
    Operating Profit Before
        DD&A (2) ($MM)                  $   42.9  $   22.8  $  143.7  $   91.7

Gas Gathering and Processing
  Operations Data:

    Gas gathered - MMBtu/day              47,778    22,137    33,147    16,413
    Gas processed - MMBtu/day             31,980        91    13,412        92

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(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by taking operating profit divided by segment revenue.